Exhibit 99.1

Kush Bottles Officially Changes Name to KushCo Holdings, Inc.

Company Relocates Headquarters to an Expanded Location in Garden Grove, California

GARDEN GROVE, Calif., September 4, 2018 – KushCo Holdings Inc. (OTCQB: KSHB) (“KushCo” or the “Company”), the parent company of innovative cannabis industry leaders such as Kush Bottles, Kush Energy, The Hybrid Creative, and Koleto Packaging Solutions, which provide a range of services and products for the regulated cannabis, CBD and other related industries, announced today the relocation of the Company’s headquarters from Santa Ana, California, to Garden Grove, California, where the Company will encompass two buildings, increasing the square footage from 12,800 sq. ft to a combined 74,500 sq. ft. as part of the development of KushCo Holdings, Inc.

Effective at the beginning of the fiscal year, September 1, 2018, the Company has officially changed its name from Kush Bottles, Inc., to KushCo Holdings, Inc. The new name reflects the Company’s shift to a more diversified business model, which offers a broad range of ancillary products and services to cannabis and CBD businesses, including medical and adult-use retailers, growers, and producers in the cannabis industry, as well as targeting other applicable industries. The Company’s core packaging, supply, branding, vape, and gas sales will continue to operate under the Kush Bottles name on the existing distribution platform. The name change was approved by the Company’s stockholders at the Company’s 2018 annual meeting of stockholders held on May 8, 2018.

The new KushCo headquarters, located at 11958 Monarch Street, Garden Grove, CA consists of two buildings that operate as the Company’s core logistics hub as well as the Company headquarters. The site, totaling nearly 75,000 square feet, will serve as the primary shipping and warehousing facilities servicing the Company’s nationwide network of distribution centers. In addition, the new location houses KushCo’s printing and labeling operations which represent an investment of over $1.5 million, in equipment and infrastructure to service the evolving needs of the Company’s customer base.

Rodrigo de Oliveira, Vice President of Operations, commented “We realize that our customers require world-class service to meet the needs of the rapidly evolving legal cannabis market in the U.S. Our new campus-like facilities will allow us to meet these needs utilizing a combination of operations best practices founded in GEMBA, Kaizen and 5-S. We will also rely on an increased level of automation to ensure service and quality requirements are met with a focus on continuous improvement in all facets of our business.”

Nick Kovacevich, KushCo’s CEO, stated “The evolution to KushCo Holdings is symbolic, as we migrate from our beginnings as solely a packaging provider to now a full-service provider of a wide array of ancillary needs - from ultra-pure hydrocarbon gases to vaping products, creative marketing services, as well as our core packaging roots. I am proud of our Company’s progress to date and we look forward to servicing all the needs of our valued customers for years to come.” Mr. Kovacevich continued, “The relocation to our new headquarters in Garden Grove is another significant milestone in our Company’s development. We are excited to have a location which reflects our maturation as a company in addition to providing a great environment for our team to continue to lead the transformation of the legal cannabis industry in the United States and abroad.”

To be added to the distribution list, please email ir@kushco.com with “Kush” in the subject line.

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About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQB: KSHB) is the parent company to a diverse group of business units that are transformative leaders in the cannabis, CBD and other related industries. KushCo Holdings’ subsidiaries provide exceptional customer service, product quality, compliancy knowledge and a local presence in serving its diverse customer base.

KushCo Holdings’ brands include Kush Bottles, a dynamic sales platform that is the nation’s largest and most respected distributor of packaging, supplies, and accessories, Kush Energy, which provides ultra-pure hydrocarbon gases and solvents to the cannabis and CBD sector, Hybrid Creative, a premier creative design agency for cannabis and non-cannabis ventures, and Koleto Packaging Solutions, the research and development arm driving intellectual property development and acquisitions.

Founded in 2010, KushCo has now sold more than 1 billion units and regularly services more than 5,000 legally operated medical and adult-use dispensaries, growers, and producers across North America, South America, and Europe. KushCo Holdings subsidiaries maintain facilities in the five largest U.S. cannabis markets as well as having a local sales presence in every major U.S. cannabis market.

KushCo Holdings, Inc. strives to be the industry leader for responsible and compliant products and services in the legal cannabis and CBD industry. The Company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and business magazine Inc. While KushCo Holdings services all facets of the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC or CBD.

For more information, visit www.kushco.com or call (888)-920-5874.

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “look forward,” “expect,” “believe,” “dedicated,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in filings the Company makes with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on the Company’s website, at: www.kushco.com.

KushCo Contacts

Media Contact:
Anne Donohoe / Nick Opich
KCSA Strategic Communications
212-896-1265 / 212-896-1206
adonohoe@kcsa.com / nopich@kcsa.com

Investor Contact:
Phil Carlson / Elizabeth Barker
KCSA Strategic Communications
212-896-1233 / 212-896-1203
ir@kushco.com